PRESS RELEASE

CONOLOG COMPLETES $ 1,334,200 PRIVATE PLACEMENT

Somerville, N.J., November 2, 2007
Conolog Corporation [CNLG], an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today it completed a $1,334,200 private placement of equity allowing a group of seven private investors to purchase up to 953,000 restricted shares of its common stock. The securities to be issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements.

The group of investors, have also received warrants to purchase an aggregate of 476,500 shares of Conolog’s common stock at an exercise price of $1.66 per share. The warrants are exercisable beginning six months from the Closing Date through the fifth anniversary of the Closing date. In addition, the selling agent, First Montauk Securities Corp. was granted warrants to acquire up to 190,600 shares of Conolog’s common stock and legal counsel for the investors was granted warrants to acquire up to 10,000 shares of Conolog’s common stock.

Conolog received net proceeds of $1,163,268. As of November 2, 2007 there were 5,718,664 shares of Conolog’s common stock issued and outstanding, including the shares issued in the aforementioned private placement. Pursuant to the subscription agreement and the selling agent agreement, Conolog is obligated to file a registration statement with the Securities and Exchange Commission to register the resale of the securities (and securities issuable upon exercise of warrants) under the Securities Act.

Conolog was represented by Sichenzia Ross Friedman Ference LLP.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be lawful.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.